                                                                   EXHIBIT 10.17



                                                May 6, 2005

Mr. Sheldon Berkle
450 Terracina Lane
Naples, FLA 34119


Dear Shelly:

We are very pleased to extend an offer for you to join Altus Pharmaceuticals Inc. ("Altus" or the "Company") as President, Chief Executive Officer and a member of the Board of Directors. Through the discussions the Board of Directors has had with you during the interview process, we have been impressed with your substantial pharmaceutical industry experience, track record of accomplishments, strong business intellect, and overall leadership skills. Our impressions have been reinforced by the extremely positive set of reference calls that we also conducted. We believe you are well qualified to assume the Chief Executive Officer role at Altus and have every confidence that you will be successful in this capacity.

Commensurate with this position, the Board is prepared to offer you an exceptional compensation package. The position provides an annualized base salary of $400,000 which will be paid on a biweekly basis. In addition to your base salary, you will have the opportunity to earn an annual performance bonus of up to 50% of your earned salary based on achievement of a series of personal and Company objectives that the Board of Directors and you will define annually. For 2005, objectives will be recommended by you for the Board's review and approval within thirty days after the Commencement Date (as defined below). The 2005 performance bonus will be awarded based on achievement against these objectives and prorated based on the Commencement Date.

You will begin employment as Altus' President and Chief Executive Officer on May 9, 2005 (the "Commencement Date"), working two days per week through May 31 in order to accelerate your transition. During this period you will be paid at the rate of two-fifths of your base salary. Starting on June 1, 2005, your work schedule will shift to full-time, and your salary will commensurately increase.

You will also be eligible for a $150,000 loan from the Company on the Commencement Date. Based on your continued employment, the loan will be forgiven as to $75,000 on each of the first and second anniversaries of the Commencement Date. Should you voluntarily terminate your employment before either anniversary, the outstanding loan amount as of that date will be repaid by you to the Company. Please note that if you resign for good reason (as defined below), it will not be considered a voluntary termination by you of your employment, and you will have no repayment obligation.

Mr. Sheldon Berkle
May 6, 2005
Page 2 of 16


You will also have no repayment obligation if your employment is terminated by Altus, except if such termination is for cause (as defined below).

You will also be entitled to 12 months severance at a rate equal to your then-current base salary in the event that (1) Altus terminates your employment without cause or you resign for good reason, or (2) you resign for good reason within 6 months after a change in control (as defined below). The Company will also, in such circumstances, assume payments under your house and automobile leases in the Boston area for the 12-month severance period (or, if shorter, until the expiration of the respective terms of such leases), up to an aggregate of $25,000.

The President and Chief Executive Officer position provides you an initial grant of stock options exercisable for a total of 1,300,000 shares of common stock at an exercise price of $1.71 per share, the fair market value of Altus' common stock on the Commencement Date. This is a significant equity award and should be viewed as a source of substantial long-term wealth creation potential assuming you achieve success in leading the Company. One quarter of the options will vest on the first anniversary of the Commencement Date. After this time, an additional 1/48th of the total underlying option grant will vest on a monthly basis, such that all the options will be vested after four years. The options will have a ten-year term and will be subject to customary terms and conditions set forth in a stock option agreement that we will provide you. In addition to this initial grant, the Board of Directors would also plan to make annual stock option grants to you based on the performance of the Company.

Your employment will be subject to employee non-disclosure and inventions assignment covenants, as well as non-competition and non-solicitation covenants, as set forth in the agreement annexed to this letter as Appendix A.

In addition to this compensation, you will be entitled to 5 weeks of paid vacation annually, together with standard employee benefits which may be changed from time to time as the Company deems appropriate. A description of current benefits is set forth on Appendix B to this letter for your information.

As used in this letter, "cause" and "change in control" have the meanings set forth in Altus' 2002 Employee, Director and Consultant Stock Plan. Those definitions are set forth in Appendix C to this letter. The definition of for "good reason" is also set forth in Appendix C.

Mr. Sheldon Berkle
May 6, 2005
Page 3 of 16



We hope you find the Altus offer and position attractive and look forward to your favorable response. Please return one copy of this letter indicating your acceptance by May 9, 2005.

                                             Sincerely,

                                             /s/ John Richard

                                             John Richard
                                             Chairman of the Board



I accept the terms of employment offered in this letter.



Signature:  /s/ Sheldon Berkle                Date:  May 10, 2005
            -------------------------------          ----------------------
            Sheldon Berkle

Mr. Sheldon Berkle
May 6, 2005
Page 4 of 16




                                   APPENDIX A

                                                May 6, 2005

Mr. Sheldon Berkle
450 Terracina Lane
Naples, FL 34119

            Re: Non-Competition, Non-Solicitation, Non-Disclosure, Assignment of Inventions

Dear Sheldon:


This letter is to confirm our understanding with respect to certain conditions to your employment by Altus Pharmaceuticals Inc. (the "Company"), including (i) your agreement not to compete with the Company, or any present or future parent, subsidiary or affiliate of the Company (collectively with the Company, the "Company Group"), (ii) your agreement to protect and preserve information and property which is confidential and proprietary to the Company Group and (iii) your agreement with respect to the ownership of inventions, ideas, copyrights and patents which may be used in the business of the Company Group (the terms and conditions agreed to in this letter are hereinafter referred to as the "Agreement"). In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1.    Prohibited Competition.

            (a) Certain Acknowledgements and Agreements.

                  (i) We have discussed, and you recognize and acknowledge, the competitive and proprietary aspects of the business of the Company Group.

                  (ii) You acknowledge that a business will be deemed competitive with the Company Group if it engages in a business activity which is, directly or indirectly, related to the research, development, manufacture, marketing, selling or servicing of products or services that are competitive with or otherwise similar to the products or services being marketed, sold, serviced or under development or consideration by or on behalf of the Company Group, including, but not limited to, services and products related to the crystallization of proteins, antibodies or any other matter.

Mr. Sheldon Berkle
May 6, 2005
Page 5 of 16



                  (iii) You further acknowledge that, while you are employed by the Company, the Company Group will furnish, disclose or make available to you Confidential Information (as defined below) related to the business of the Company Group and that the Company Group may provide you with unique and specialized training. You also acknowledge that such Confidential Information and such training have been developed and will be developed by the Company Group through the expenditure by the Company Group of substantial time, effort and money and that all such Confidential Information and training could be used by you to compete with the Company Group. You also acknowledge that if you become employed or affiliated with any competitor of the Company Group in violation of your obligations in this Agreement, it is inevitable that you would disclose the Confidential Information to such competitor and would use such Confidential Information, knowingly or unknowingly, on behalf of such competitor. Further, while you are employed by the Company, you will be introduced to customers and others with important relationships to the Company Group. You acknowledge that any and all "goodwill" created through such introductions belongs exclusively to the Company Group, including, without limitation, any goodwill created as a result of direct or indirect contacts or relationships between yourself and any strategic partners, research and development collaborators, customers, patrons, vendors and suppliers of the Company Group.

                  (iv) For purposes of this Agreement, "Confidential Information" means confidential and proprietary information of the Company Group, whether in written, oral, electronic or other form, including but not limited to, any and all versions of the Company Group's proprietary pharmaceutical systems, data and documentation, all proprietary computer system software, firmware, data, documentation and information now or later created, developed, produced or marketed by the Company Group, or any other information and facts concerning business plans, customers, future customers, suppliers, licensors, licensees, partners, collaborators, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists, inventions, or any other scientific, technical or trade secrets of the Company Group or of any third party provided to you or the Company Group under a condition of confidentiality, provided that Confidential Information will not include information that is in the public domain other than through any fault or act by you. The term "trade secrets," as used in this Agreement, will be given its broadest possible interpretation under the law of the Commonwealth of Massachusetts and will include, without limitation, anything tangible or intangible or electronically kept or stored, which constitutes, represents, evidences or records secret, scientific, technical, merchandising, production or management information, or any design, process, procedure, formula, invention, improvement or other confidential or proprietary information or documents.

            (b) Non-Competition; Non-Solicitation. While you are employed by the Company and for a period of twelve (12) months following the termination of your

Mr. Sheldon Berkle
May 6, 2005
Page 6 of 16



employment by the Company for any reason or for no reason, you will not, without the prior written consent of the Company:

                  (i) For yourself or on behalf of any other person or entity, directly or indirectly, either as principal, partner, stockholder, officer, director, member, employee, consultant, agent, representative or in any other capacity, own, manage, operate or control, or be connected with or employed by, or otherwise associate in any manner with, engage in or have a financial interest in, any business or business activity which is related to the research, development, manufacture, marketing, selling or servicing of products or services that are competitive with the products or services being marketed, sold, serviced or under active development or serious consideration by or on behalf of the Company Group anywhere in the world, including, but not limited to, services and products related to the crystallization of proteins, antibodies or any other matter, except that nothing contained herein will preclude you from purchasing or owning securities of any such business if such securities are publicly traded, and provided that your holdings do not exceed one percent (1%) of the issued and outstanding securities of any class of securities of such business; or

                  (ii) Either individually or on behalf of or through any third party, directly or indirectly, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, for the purpose of competing with or disrupting the relationship with the Company Group, any persons or entities that are, or were, partners, collaborators, customers, patrons, vendors or suppliers of the Company Group, or any prospective partners, collaborators, customers, patrons, vendors or suppliers with respect to which the Company Group has developed or made a presentation or engaged in substantive discussions concerning establishing a relationship material to the Company Group; or

                  (iii) Either individually or on behalf of or through any third party, directly or indirectly, (A) hire, retain, solicit, entice, encourage or persuade, or attempt to hire, retain, solicit, entice, encourage or persuade, any director or employee of, or consultant to, the Company Group to leave the service of the Company Group for any reason, or
      (B) employ, cause to be employed, or solicit the employment or service of, any director or employee of, or consultant to, the Company Group, in each case while any such person is providing services to the Company Group or within six months after any such person has ceased providing services to the Company Group; or

                  (iv) Either individually or on behalf of or through any third party, directly or indirectly, interfere with, or attempt to interfere with, the relations between the Company Group and any partner, collaborator, customer, patron, vendor or supplier of the Company Group.

            (c) Reasonableness of Restrictions. You further recognize and acknowledge that (i) the types of employment which are prohibited by this
Section 1 are narrow and reasonable in relation to the skills which represent your principal salable asset both to the Company Group and to your other prospective employers and (ii) the time

Mr. Sheldon Berkle
May 6, 2005
Page 7 of 16


period and the geographical scope of the provisions of this Section 1 are reasonable, legitimate and fair to you in light of the Company Group's need to pursue its business objectives and relationships, including, but not limited to, its therapeutic product research and development efforts and the establishment of collaborative partnerships, and in light of the limited restrictions on the type of employment prohibited herein compared to the types of employment for which you are qualified to earn your livelihood.

            (d) Survival of Acknowledgements and Agreements. Your acknowledgements and agreements set forth in this Section 1 will survive the termination of this Agreement and the termination of your employment by the Company for any reason or for no reason.

2. Protected Information. You will at all times, both during the period while you are employed by the Company and after the termination of this Agreement and the termination of your employment by the Company for any reason or for no reason, maintain in confidence and will not, without the prior written consent of the Company Group, use, except as required in the course of performance of your duties for the Company Group or by court order, disclose or give to others any Confidential Information. Upon the termination of your employment by the Company for any reason or for no reason, or if the Company Group otherwise requests, you will return to the Company Group all tangible Confidential Information and copies thereof (regardless how such Confidential Information or copies are maintained, including whether or not in electronic form or otherwise). The terms of this Section 2 are in addition to, and not in lieu of, any statutory or other contractual or legal obligation that you may have relating to the protection of the Company Group's Confidential Information. The terms of this Section 2 will survive indefinitely any termination of this Agreement and/or any termination of your employment by the Company for any reason or for no reason.

3.    Ownership of Ideas, Copyrights and Patents.

            (a) Property of the Company. You acknowledge and agree that all ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, biological processes, cell lines, laboratory notebooks and formulae (collectively, the "Inventions") which may be used in the current or planned business of the Company Group or which in any way relates to such business, whether patentable, copyrightable or not, which you may conceive, reduce to practice or develop while you are employed by the Company (and, if based on or related to any Confidential Information, within two years after termination of such employment for any reason or for no reason), alone or in conjunction with another or others, whether during or out of regular business hours, whether or not on the Company Group's premises or with the use of its equipment, and whether at the request or upon the suggestion of the Company Group or otherwise, will be the sole and exclusive property of the Company Group, and you will not publish any of the Inventions without the prior written consent of the Company Group. Without limiting the foregoing,

Mr. Sheldon Berkle
May 6, 2005
Page 8 of 16


you also acknowledge and agree that all original works of authorship which are made by you (solely or jointly with others) within the scope of your employment or which relate to the business of the Company Group and which are protectable by copyright are "works made for hire" pursuant to the United States Copyright Act (17 U.S.C. Section 101). You hereby assign to the Company Group all of your right, title and interest in and to all of the foregoing. You further represent that, to the best of your knowledge and belief, none of the Inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that you will use your best efforts to prevent any such violation.

            (b) Cooperation. At any time during your employment by the Company or after the termination of your employment by the Company for any reason or for no reason, you will cooperate fully with the Company Group and its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect the Company Group's rights in and to any of such Inventions, including, but not limited to, joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights with respect to any such Inventions in the United States and in any and all other countries, provided that the Company Group will bear the expense of such proceedings, and that any patent or other legal right so issued to you personally will be assigned by you to the Company Group without charge by you.

            (c) Licensing and Use of Inventions. With respect to any Inventions, and work of any similar nature (from any source), whenever created, which you have not prepared or originated in the performance of your employment, but which you provide to the Company Group or incorporate in any Company Group product or system, you hereby grant to the Company Group a royalty-free, fully paid-up, non-exclusive, perpetual and irrevocable license throughout the world to use, modify, create derivative works from, disclose, publish, translate, reproduce, deliver, perform, and dispose of, all such Inventions, and to authorize others to do so. You will not include in any Inventions you deliver to the Company Group or use on its behalf, without the prior written approval of the Company Group, any material which is or will be patented, copyrighted or trademarked by you or others unless you provide the Company Group with the written permission of the holder of any patent, copyright or trademark owner for the Company Group to use such material in a manner consistent with then-current Company Group policy.

            (d) Prior Inventions. Listed on Exhibit 3(d) to this Agreement are any and all Inventions in which you claim or intend to claim any right, title and interest (collectively, "Prior Inventions"), including, without limitation, patent, copyright and trademark interests, which to the best of your knowledge will be or may be delivered to the Company Group in the course of your employment, or incorporated into any Company Group product or system. You acknowledge that your obligation to disclose such information is ongoing while you are employed by the Company.

Mr. Sheldon Berkle
May 6, 2005
Page 9 of 16



4. Disclosure to Future Employers. You will provide, and the Company, in its discretion, may similarly provide, a copy of the covenants contained in Sections 1, 2 and 3 of this Agreement to any business or enterprise which you may, directly or indirectly, own, manage, operate, finance, join, control, or in which you may participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

5. Records. Upon termination of your employment by the Company for any reason or for no reason and at any other time requested by the Company, you will deliver to the Company Group any property of the Company Group which may be in your possession, including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same (regardless of how they are maintained, including whether or not in electronic form).

6. Assignment. This Agreement will be binding upon and inure to the benefit of (a) your heirs, executors and legal representatives upon your death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of your rights to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of your right to compensation or other benefits will be null and void.

7. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:


If to the Company:
      Altus Pharmaceuticals Inc.
      125 Sidney Street
      Cambridge, MA 02139
      Attn: Chairman of the Board
With a copy to:
      Jonathan L. Kravetz, Esq.
      Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mr. Sheldon Berkle
May 6, 2005
Page 10 of 16



      One Financial Center
      Boston, MA 02111

If to you:

At your home address as listed in your personnel file at the Company from time to time

8. Representations. You hereby represent and warrant to the Company that you understand this Agreement, that you enter into this Agreement voluntarily and that your employment by the Company will not conflict with any legal duty owed by you to any other party, or with any agreement to which you are a party or by which you are bound, including, without limitation, any non-competition or non-solicitation provision contained in any such agreement. You will indemnify and hold harmless the Company Group and its officers, directors, security holders, partners, members, employees, agents and representatives against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

9. Entire Agreement. This Agreement represents the entire agreement and understanding between you and the Company concerning the subject matter herein, and supersedes and replaces any and all prior or contemporaneous agreements and understandings whether written or oral between you and the Company concerning the subject matter herein.

10. Injunctive Relief. You hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in Section 1, 2 or 3 of this Agreement will result in substantial, continuing and irreparable injury to the Company Group. Therefore, in addition to any other remedy that may be available to the Company Group, the Company Group will be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Section 1, 2 or 3 of this Agreement. The period during which the covenants contained in Section 1 will apply will be extended by any periods during which you are found by a court to have been in violation of such covenants.

11. Arbitration. Any controversy, dispute or claim arising out of or in connection with this Agreement, other than a controversy, dispute or claim arising under Section 1, 2 or 3 hereof, will be settled by final and binding arbitration to be conducted in Boston, Massachusetts pursuant to the national rules for the resolution of employment disputes of the American Arbitration Association then in effect. The decision or award in any such arbitration will be final and binding upon the parties, and judgment upon such decision or award may be entered in any court of competent jurisdiction, or application may be made to any such court for judicial acceptance of such decision or award and an order of enforcement. In the event that any procedural matter is not covered by the aforesaid rules, the procedural law of Massachusetts will govern. Any disagreement as to whether

Mr. Sheldon Berkle
May 6, 2005
Page 11 of 16


a particular dispute is arbitrable under this Agreement shall itself be subject to arbitration in accordance with the procedures set forth herein.

12. No Oral Modification, Cancellation or Discharge; Seal. This Agreement may be amended or terminated only in writing signed by you and the Company. This Agreement shall operate in all respects as an instrument under seal.

13. Governing Law; Jurisdiction and Venue. This Agreement will be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement that is not subject to arbitration pursuant to Section 11 will be brought in the courts of the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

14. Acknowledgment. You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.

15. Severability. The parties intend this Agreement to be enforced as written. However, (a) if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law, and (b) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision, the geographic area covered thereby, or other aspect or scope of such provision, the court making such determination will have the power to reduce the duration or geographic area of such provision, or other aspect or scope of such provision, and/or to delete specific words and phrases ("blue-penciling"), and in its reduced or blue-penciled form, such provision will then be enforceable and will be enforced.

16. Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Mr. Sheldon Berkle
May 6, 2005
Page 12 of 16



By signing below, you acknowledge and agree to the foregoing understandings and agreements set forth herein.

                                    ALTUS PHARMACEUTICALS INC.


                                          By:  /s/ John Richard
                                               ----------------------------
                                               John Richard
                                               Chairman of the Board Member


ACKNOWLEDGED AND AGREED:

/s/ Sheldon Berkle      May 10, 2005
-------------------     ------------
Sheldon Berkle          Date

Mr. Sheldon Berkle
May 6, 2005
Page 13 of 16



                                  EXHIBIT 3(d)

                                PRIOR INVENTIONS

Mr. Sheldon Berkle
May 6, 2005
Page 14 of 16



                                   APPENDIX B

Altus offers a medical and dental plan which includes coverage of most prescription drugs, annual physicals, young well-child care and vaccinations, women's health checkups, vision care, dental coverage, and other features. Altus requires a 15% premium co-payment to be applied to health insurance costs, but this co-payment is capped at a maximum of 1% of gross salary. We may advise you to undergo a baseline medical surveillance exam, at our expense, for purposes of occupational health screening. We offer Altus-paid life insurance in an amount equal to approximately twice your base salary, as well as an industry-standard disability insurance program. We also have a 401(k) tax-deferred savings plan. This is a voluntary plan which you will be eligible for after your first full calendar quarter of employment. The plan is administered at our expense, allowing you to save a portion of your income in a tax-deferred manner. Employee savings through the 401(k) plan are matched by a Company contribution in the form of cash, currently on the basis of $0.75 of cash for every $1.00 saved by the employee, up to the first 6% of salary, subject to certain limits required by law.

Mr. Sheldon Berkle
May 6, 2005
Page 15 of 16





                                   APPENDIX C


For purposes of this letter agreement, "CAUSE" shall include (and is not limited to) (i) dishonesty with respect to the Company or any Affiliate (an "Affiliate" being any corporation which, for purposes of Section 424 of the Internal Revenue Code, is a parent or subsidiary of the Company, direct or indirect), (ii) insubordination, (iii) substantial malfeasance or nonfeasance of duty, (iv) unauthorized disclosure of confidential information, (v) breach by you of any material provision of any employment, consulting, advisory, nondisclosure, non-competition or similar material agreement between you and the Company, which breach is not cured to the satisfaction of the Board of Directors within ten
(10) days after notice to you by the Company of such breach, and (vi) conduct substantially prejudicial to the business of the Company or any Affiliate. The determination of the Board of Directors (unless it has delegated power to act on its behalf to a committee, in which case the determination of the committee) as to the existence of "cause" will be conclusive on you and the Company.

For purposes of this letter agreement, "CHANGE IN CONTROL" shall mean:

                        (i) the shareholders of the Company approve (a) any consolidation or merger of the Company (x) where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate more than 50% of the combined voting power of all the outstanding securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) or (y) where the members of the Board of Directors of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, constitute more than 50% of the board of directors of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (b) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, or (c) any plan or proposal for the liquidation or dissolution of the Company.

                        (ii) individuals who, as of the date hereof, constitute the entire Board of Directors of the Company (the "Incumbent Directors") cease for any reason to constitute at least 50% of the Board, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the then Incumbent Directors shall be, for purposes hereof, considered as though such individual were an Incumbent Director; or

Mr. Sheldon Berkle
May 6, 2005
Page 16 of 16



                        (iii) any "person", as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any employee benefit plan of the Company or any entity organized, appointed or established by the Company for or pursuant to the terms of such plan), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall after the date hereof become the "beneficial owner" or "beneficial owners" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing in the aggregate 25% or more of either
(a) the then outstanding shares of the Common Stock of the Company or (b) the combined voting power of all then outstanding securities of the Company having the right under ordinary circumstances to vote in an election of the Board of Directors of the Company ("Voting Securities") (in either such case, other than as a result of acquisitions of such securities directly from the Company).

            Notwithstanding the foregoing, a "change in control" of the Company shall not be deemed to have occurred for purposes of the foregoing clause (iii) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other Voting Securities outstanding, increases (a) the proportionate number of shares of Common Stock beneficially owned by any person to 25% or more of the Common Stock then outstanding or (b) the proportionate voting power represented by the Voting Securities beneficially owned by any person to 25% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (a) or (b) of this sentence shall thereafter become the beneficial owner of any additional shares of Common Stock or other Voting Securities (other than pursuant to a stock split, stock dividend or similar transaction), then a "change in control" shall be deemed to have occurred for purposes of the foregoing clause (iii).

For purposes of this letter agreement, resigning for "GOOD REASON" means you terminate your employment after there has occurred (i) a material adverse change in your duties, authority or responsibilities which causes your position with the Company to become of significantly less responsibility or authority than it was immediately prior to such change, or (ii) a reduction in your base salary or
(ii) a material diminution in the overall package of employee benefits as described in Appendix B to the Offer Letter dated May 6, 2005, which change does not also apply to other executive employees of the Company.

                               September 29, 2005

Mr. Sheldon Berkle
450 Terracina Lane
Naples, FL 34119

Dear Shelly:

         The purpose of this letter agreement (this "Agreement") is to amend that certain letter agreement between you and Altus Pharmaceuticals Inc. (the "Company") dated May 6, 2005 (the "Offer Letter"), in order to convert the loan set forth in the fourth paragraph thereof into a stay bonus in order to comply with the provisions of Section 402 of the Sarbanes-Oxley Act of 2002. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Offer Letter.

         In consideration of your continued service to the Company as the President, Chief Executive Officer and a member of the Board of Directors, and the promises, conditions and representations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by you and the Company, you and the Company hereby agree that the Offer Letter is amended as follows:

         1. AGREED AMENDMENT. In consideration of the termination of the $150,000 loan made to you by the Company on the Commencement Date, you are hereby granted a bonus of $153,500 (the "Bonus") as of the date hereof. Such Bonus shall be paid to you as follows: (a) $150,000 of the Bonus shall be paid to you by means of your retention of the amount of the aforementioned loan, which the Company hereby forgives, and (b) $3,500 shall be paid to you by means of an additional payment from the Company. The Bonus will be fully taxable to you upon payment. Should you voluntarily terminate your employment or the Company terminates your employment for cause (as defined in the Offer Letter) before the first anniversary of the Commencement Date, you shall repay to the Company within ninety (90) days of such termination an amount equal to $150,000 less the amount of taxes incurred by you in connection with your receipt of such portion of the Bonus. Should you voluntarily terminate your employment or the Company terminates your employment for cause after the first anniversary and before the second anniversary of the Commencement Date, you shall repay to the Company within ninety (90) days of such termination an amount equal to $75,000 less the amount of taxes incurred by you in connection with your receipt of such portion of the Bonus. If you remain in the continuous employment of the Company between the Commencement Date and the second anniversary of the Commencement Date, any obligation to repay the Bonus or a portion thereof shall lapse in its entirety. Please note that if you resign for good reason (as defined in the Offer Letter), it will not be considered a voluntary termination by you of your employment, and you will have no repayment obligation. You will also have no repayment obligation if your employment is terminated by Altus, except if such termination is for cause.

Mr. Sheldon Berkle
September 29, 2005
Page 2

         2. GOVERNING LAW. This Agreement shall be deemed to have been made in Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles.


         3. EFFECT ON ORIGINAL AGREEMENT. Except as specifically provided in this Agreement, no other amendments, revisions or changes are made to the Offer Letter. All other terms and provisions of the Offer Letter shall remain in full force and effect.

         4. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand, and seek advice from your personal counsel, on the terms and effects of this Agreement, and that your agreements hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.


                                  Sincerely,

                                  ALTUS PHARMACEUTICALS INC.



                                  By:  /s/ John Richard
                                      ---------------------------
                                      John Richard
                                      Chairman of the Board



CONFIRMED, ACKNOWLEDGED AND AGREED:


/s/ Sheldon Berkle
-----------------------------
Sheldon Berkle

Dated: September 29, 2005